Exhibit 99.2
1 Third Quarter 2024 Results November 1, 2024

COMPANY OVERVIEW & INVESTMENT HIGHLIGHTS

CROSSFIRST BANKSHARES, INC.

The CrossFirst Story

- Announced a proposed transformative partnership with First Busey Corporation on August 27, 2024. The proposed transaction is expected to close in the first half of 2025 pending regulatory approvals
- Began de novo operations in 2007, completed IPO in 2019
- CrossFirst has grown primarily organically, as well as through four strategic acquisitions
- Maintain a branch-light business model with 15 full-service locations, strategically placed across high-performing markets
- Specialty industry verticals include sponsor finance, financial institutions, restaurant finance, energy, and small business (SBA)



Phoenix
Tucson
Denver
Colorado Springs
Wichita
Kansas City
Clayton
Roy
Dallas
Frisco
Dallas Preston Center
Fort Worth
Oklahoma City
Tulsa

Total Assets - $7.6 billion

- Since 2012, total assets compound annual growth rate of 25%



Total Deposits - $6.6 billion

- DDA represents 14% of total deposits
- Granular deposit portfolio across geographies and industries

Strong Loan Portfolio

- Loan portfolio is 75% variable as of 9/30/2024
- Net charge-offs to average loans ratio of 0.10% for 3Q 2024
- Strong reserve levels at 1.23% of loans

NIE/Avg Assets Driving Positive Leverage



2.03%
1.92%
2.05%
2.02%
2.01%
Q3 2023
Q4 2023
Q1 2024
Q2 2024
Q3 2024

Profitable Growth – 3Q 2024 $0.39 Diluted EPS

- Through third quarter of 2024, operating revenue[(1)] has grown 74% and net income has grown 94% since the same period in 2019, the year of our IPO

Improving Capital Ratios

- Increased capital ratios; remained well capitalized with total risk-based capital of 11.8% and common equity Tier 1 capital of 10.6%

Note: Data as of and for the quarter ended September 30, 2024, unless otherwise noted.

(1) Defined as net interest income plus non-interest income.

2

ATTRACTIVE MARKETS WITH GROWTH POTENTIAL

CROSSFIRST BANKSHARES, INC.

KANSAS CITY



Kansas City, MO-KS MSA
#5 Market Rank, **3.4%** Market Share
$3.0B in Deposits
3 Branches

DALLAS/FT WORTH



Dallas-Ft Worth-Arlington, TX MSA
#40 Market Rank, **0.2%** Market Share
$1.1B in Deposits
4 Branches

WICHITA



Wichita, KS MSA
#7 Market Rank, **3.0%** Market Share
$666M in Deposits
1 Branch

TULSA



Tulsa, OK MSA
#16 Market Rank, **1.8%** Market Share
$655M in Deposits
1 Branch

OKLAHOMA CITY



Oklahoma City, OK MSA
#25 Market Rank, **0.7%** Market Share
$405M in Deposits
1 Branch

	Demographics[1]			Deposits by State[1]				
State	2024 Population *in Thousands*	'24-'29 Expected Population Growth	2024 Median HHI ($)	Total State Market Deposits *$ in Millions*	CrossFirst Deposits *$ in Millions*	% of CrossFirst Deposits	Market Rank	Market Share (%)
Kansas	2,946	1.2%	71,300	$ 99,717	$ 3,212	47.6%	5	3.2%
Oklahoma	4,056	3.4%	63,261	137,855	1,060	15.7%	23	0.8%
Texas	30,665	4.7%	73,203	1,448,284	1,130	16.8%	97	0.1%
Colorado	5,928	4.4%	90,555	182,958	429	6.4%	38	0.2%
Missouri	6,201	1.7%	68,010	252,246	491	7.3%	74	0.2%
Arizona	7,486	3.5%	74,483	212,433	317	4.7%	34	0.1%
New Mexico	2,118	0.9%	61,656	43,735	105	1.6%	46	0.2%
Total US	336,157	2.4%	75,874	17,405,521				

DENVER



Denver-Aurora-Centennial, CO MSA
#31 Market Rank, **0.2%** Market Share
$241M in Deposits
1 Branch

COLORADO SPRINGS



Colorado Springs, CO MSA
#13 Market Rank, **1.8%** Market Share
$188M in Deposits
1 Branch

PHOENIX



Phoenix-Mesa-Chandler, AZ MSA
#37 Market Rank, **0.1%** Market Share
$178M in Deposits
1 Branch

TUCSON



Tucson, AZ MSA
#14 Market Rank, **0.7%** Market Share
$139M in Deposits
1 Branch

(1) Demographic data generated from S&P Capital IQ. Deposit data is based on the FDIC Summary of Deposits data filed as of 6/30/2024.

3

4 $565 $847 $1,220 $1,574 $2,133 $2,961 $4,107 $4,931 $5,659 $5,621 $6,601 $7,381 $7,582 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 9/30/2024 OUR GROWTH Total Assets Compound Annual Growth Rate Since 2012 Total Assets 24.7% Note: Dollars in chart are in millions. 2012 Expanded into Wichita & Oklahoma City markets 2013 Expanded into Tulsa market through acquisition of Tulsa National Bancshares, Inc. (~$160mm in Total Assets) 2016 Expanded into Dallas market 2021 Expanded into Phoenix market 2019 CrossFirst Bankshares, Inc. Initial Public Offering; Nasdaq listed: CFB 2022 Expanded into Colorado and New Mexico markets through acquisition of Farmers & Stockmens Bank (aka Central Bank & Trust) (~$648mm in Total Assets) 2023 Expanded into Tucson market through acquisition of Canyon Bancorporation (~$106mm in Total Assets) 2007 Began de novo operations 2024 Jointly announced a transformative partnership with First Busey Corporation

5 IMPROVING CORE METRICS (1) Defined as net interest income plus non-interest income. (2) Represents a non-GAAP financial measure, see non-GAAP reconciliation slides at the end of this presentation for more details. Note: Dollar amounts are in millions, other than per share amounts. The ratio of non-performing assets to total assets is presented as of the end of the respective period; all other amounts are presented for the respective year-ended or quarter-ended. $0.24 $1.33 $1.23 $1.34 $0.38 $0.36 $0.37 $0.39 $1.40 $1.37 $1.47 $0.36 $0.37 $0.43 2020 2021 2022 2023 Q1 2024 Q2 2024 Q3 2024 Diluted EPS (GAAP) Adjusted Diluted EPS Diluted EPS $160.3 $168.7 $193.5 $224.8 $56.6 $57.9 $61.2 $11.7 $13.7 $17.3 $20.7 $5.6 $5.7 $5.9 $172.0 $182.4 $210.8 $245.5 $62.2 $63.6 $67.1 2020 2021 2022 2023 Q1 2024 Q2 2024 Q3 2024 Net Interest Income Non-Interest Income Operating Revenue(1) $12.6 $69.4 $61.6 $66.7 $18.2 $18.6 $19.6 $72.0 $83.0 $89.1 $98.6 $24.7 $25.9 $28.5 2020 2021 2022 2023 Q1 2024 Q2 2024 Q3 2024 Net Income Pretax, Pre-Provision Profit Net Income and PTPP Profit(2) 1.39% 0.58% 0.20% 0.34% 0.27% 0.22% 0.34% 2020 2021 2022 2023 Q1 2024 Q2 2024 Q3 2024 Non-performing Assets / Total Assets (2)

DRIVEN BY EXTRAORDINARY CULTURE

CROSSFIRST BANKSHARES, INC.

FOCUSING ON OUR CORE VALUES

At CrossFirst Bank, extraordinary service is the unifying purpose at the very heart of our organization. To deliver on our purpose, each of our employees operates with four values that define our approach to banking: character, competence, commitment, and connection.

These are not just words at CrossFirst. They are core values that guide our actions, decisions, and vision.

CHARACTER
Who You Are

COMPETENCE
What You Can Do

COMMITMENT
What You Want To Do

CONNECTION
What Others See In You

INVESTING IN OUR PEOPLE & CLIENTS

We prioritize and invest in creating opportunities to help employees grow and build their careers using a variety of training and development programs. These include online, classroom, and on-the-job learning formats. Our CrossFirst training programs include:

The CrossFirst Way: An immersive, multi-day culture and leadership-driven onboarding program for all new hires to advance and preserve our values and operating standards

CrossFirst University: A development program designed for emerging leaders that explores core leadership concepts and the foundations of the banking industry

Top 5 CliftonStrengths®: As a GALLUP® Strengths-Based organization, our very first commitment to every new employee is that we will value them and provide access to their unique CliftonStrengths®

POSITIONING FOR SUCCESS

We strive to build an equitable and inclusive environment with diverse teams who support our core values and strategic initiatives. We strive to hire and retain top-tier talent to drive growth and extraordinary service.

26% of current year new hires were ethnically diverse through 9/30/2024

58% of workforce is female as of 9/30/2024

72% Engaged employees as measured by GALLUP® Q12 Survey; 94% employee response rate

Don Clifton Strengths-Based Culture Award 2023 Winner: Recognized as a GALLUP® Don Clifton Strengths-Based Culture award winner, a worldwide honor, for the second year in a row

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7 THIRD QUARTER 2024 HIGHLIGHTS ✓ Increased capital ratios and remained well capitalized with total risk-based capital ratio of 11.8% and common equity tier 1 capital ratio of 10.6% ✓ Grew book value per common share 6% to $15.65 at September 30, 2024 compared to the prior quarter; tangible book value per common share(2) also grew 6% to $14.92 Net Income $19.6 Million (1) Ratios are annualized. (2) Represents a non-GAAP financial measure, see non-GAAP reconciliation slides at the end of this presentation for more details. (3) Defined as net interest income plus non-interest income. (4) RUC includes the accrual for off-balance sheet credit risk for unfunded commitments. ✓ Improved profitability as operating revenue(3), adjusted net income(2), adjusted diluted earnings per common share(2), and adjusted return on average common equity(2) increased compared to the prior quarter and the prior year third quarter ✓ Net interest margin – FTE grew nine basis points to 3.29% for the quarter ✓ Reduced non-interest expense $1.5 million compared to the linked quarter after adjusting for merger-related expenses ✓ Jointly announced a transformative partnership with First Busey Corporation Diluted EPS $0.39 ROCE(1) 10.54% ROAA(1) 1.02% ✓ Non-performing assets were 0.34% of total assets, annualized net charge-offs represented 0.10% of average loans and classified loans declined meaningfully ✓ The ACL/Loans was 1.23% and ACL + RUC(4)/Loans was 1.32% Adjusted(2) Net Income $21.9 Million Adjusted(1)(2) ROCE 11.75% Adjusted(2) Diluted EPS $0.43 Adjusted(1)(2) ROAA 1.14% Financial Performance Profitability Balance Sheet Credit Quality Capital ✓ Loans ended the quarter at $6.3 billion, flat with the prior quarter; loan demand slowed as clients awaited actions by the Federal Reserve ✓ Deposits ended the quarter at $6.6 billion; Average deposits increased $162 million, or 2%, as strong client deposit growth in the third quarter outpaced the seasonally lower average deposits in the second quarter

8 DIVERSE LOAN PORTFOLIO Note: Gross loans, (net of unearned income) data as of September 30, 2024. CRE - Non-Owner-Occupied 44% Commercial 35% CRE - Owner-Occupied 9% Residential Real Estate 8% Energy 4% Other, 21% 1-4 Fam Res Const, 6% Hotel, 9% Office, 10% Retail, 14% Multi-Family, 18% Industrial, 22% Other Industries, 34% Misc. Financial Vehicles, 3% Aircraft & Transportation, 4% Health Care, 4% Financial Management, 5% Bus Lns to Individuals, 6% Real Estate Activity, 7% Engineering & Contracting, 8% Manufacturing, 8% Credit Related Activities, 9% Restaurants, 12% TOTAL $6.3 Billion CRE – Non-Owner-Occupied by Segment Commercial by Loan Type Update Office Portfolio Statistics ▪ $270 million, 4.3% of total loans ▪ Average loan size ~$5.4 million ▪ Largest Loan - $24 million ▪ Weighted Avg. LTV – 61% ▪ Predominantly comprised of suburban and single-tenant ▪ 97% Class A/B office space ▪ Approximately 65% of the portfolio matures within the next two years and of those loans, 77% have floating rates

9 ASSET QUALITY PERFORMANCE Note: Dollar amounts are in millions and amounts shown are as of the end of the period. (1) RUC includes the accrual for off-balance sheet credit risk for unfunded commitments. (2) For Q3 2024, acquired classified loans represent 1.0% of Capital + ACL + RUC. (3) Ratio is annualized for interim periods. 14.0% 14.8% 15.8% 13.3% 10.6% Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 0.50% 0.34% 0.27% 0.22% 0.34% Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 Classified Loans / Capital + ACL + RUC(1) Non-performing Assets / Total Assets 0.09% 0.12% 0.10% 0.07% 0.10% Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 Net Charge-offs (Recoveries) / Average Loans(3) $71.6 $73.5 $74.9 $76.2 $77.8 $6.1 $6.4 $5.2 $5.2 $5.6 $77.7 $79.9 $80.1 $81.4 $83.4 1.20% 1.20% 1.20% 1.20% 1.23% Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 ACL RUC ACL / Total Loans Allowance for Credit Losses + RUC(1) (2)

10 DEPOSIT TRENDS 16% % DDA Deposits 15% 14% 14% 14% $1,029 $990 $954 $958 $901 $802 $800 $867 $774 $812 $2,757 $2,870 $2,929 $3,062 $2,934 $1,744 $1,831 $1,837 $1,940 $1,987 $6,332 $6,491 $6,587 $6,734 $6,634 Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 DDA Transaction Savings & Money Market Time Note: Dollars are in millions and amounts shown are as of the end of the period.

11 NET INTEREST MARGIN (1) Ratio is annualized for interim periods; the incremental Federal income tax rate used in calculating tax exempt income on a tax equivalent basis is 21.0%. Yield on Loans & Cost of Deposits 6.96% 7.12% 7.19% 7.26% 7.38% 3.59% 3.74% 3.87% 3.92% 3.96% Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 Yield on Loans Cost of Total Deposits 3.19% 3.23% 3.20% 3.20% 3.29% Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 1.84% 2.11% 0.98% (0.72%) (1.38%) (2.01%) 1.51% 1.10% 0.53% (0.51%) (0.96%) (1.40%) -300 bps -200 bps -100 bps +100 bps +200 bps +300 bps Rate Shock Rate Ramp Net Interest Income Impact From Rate Changes Net Interest Margin – Fully Tax Equivalent (FTE)(1) ▪ NIM grew nine basis points for the quarter benefitting from the repricing lag between assets and liabilities from the September interest rate cut ▪ The increase in cost of total deposits narrowed to 4 basis points compared to last quarter ▪ NIM benefited 2 basis points from acquired loan accretion, consistent with the prior quarter ▪ Balance sheet positioned to continue benefiting in a down rate environment

12 EXPENSE MANAGEMENT Note: Dollars are in millions and amounts shown are as of the end of the period unless otherwise specified. (1) Represents a non-GAAP financial measure that is calculated as the numerator of the Adjusted Efficiency Ratio – Fully Tax Equivalent; see non-GAAP reconciliation slides at the end of this presentation for more details . $34.1 $32.8 $36.6 $36.8 $35.4 $0.9 $0.9 $0.9 $0.9 $0.8 $1.3 $1.3 $2.4 $36.3 $35.0 $37.5 $37.7 $38.6 Q3 2023 Q4 2023 Q1 2024 Q2 2024 Q3 2024 Adjusted Non-interest Expense CDI Amortization Merger Costs 2.03% Non-interest Expense as a % of Average Assets 1.92% 2.05% 2.02% 2.01% (1)

13 INVESTMENT PORTFOLIO AND LIQUIDITY Investment Strategy and Liquidity ▪ Improving performance in tax-equivalent yield, with a 20 basis point increase to 3.80% from fourth quarter 2023 ▪ Reducing municipal concentration and focusing reinvestment in lower risk-weighted assets ▪ Repositioning portfolio to increase liquidity and provide more balanced cash flow ▪ Total liquidity as a percent of total assets remained consistent at 34% as of September 30, 2024 Evolution of Investment Portfolio Municipal - Tax-Exempt, 71% Mortgage Securities, 25% SBA + Agencies, 1% Other,3% Gross $769 Million Net $686 Million Municipal - Tax-Exempt, 42% Mortgage Securities, 41% SBA, 16% Other,1% Gross $838 Million Net $784 Million December 31, 2022 September 30, 2024 Portfolio Strategy Shift Duration: 5.2 years Duration: 4.9 years

14 9.9% 9.7% 9.8% 10.9% 10.2% 10.6% 10.7% 11.8% Leverage Common Equity Tier 1 Tier 1 Risk-Based Capital Total Risk-Based Capital Q3 2023 Q3 2024 CAPITAL RATIOS ▪ Returned $4.5 million year-to-date, via share buybacks at a weighted average cost of $12.88 per share for the year ▪ Deployed capital raised during IPO through organic balance sheet growth, share buybacks and two accretive acquisitions ▪ Steady build of capital ratios during 2023, and into 2024, through strong earnings, reduced unfunded commitments and bond portfolio restructuring Key Consolidated Regulatory Capital Ratios Book Value and Tangible Book Value(1) Growth ~ 30% since 2019 IPO Capital Strategy $11.58 $12.08 $13.23 $12.56 $14.35 $15.65 $11.43 $12.08 $13.23 $11.96 $13.56 $14.92 2019 2020 2021 2022 2023 Q3 2024 BV/common share TBV/common share (1) Represents a non-GAAP financial measure; see non-GAAP reconciliation slides at the end of this presentation for more details . (1)

NON-GAAP RECONCILIATIONS

CROSSFIRST BANKSHARES, INC.

	Three Months Ended					Nine Months Ended	
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
	(Dollars in thousands, except per share data)						
Adjusted net income:							
Net income (GAAP)	$ 19,649	$ 18,622	$ 18,223	$ 17,651	$ 16,863	$ 56,494	$ 49,018
Add: Merger costs	2,355	-	-	1,300	1,328	2,355	3,143
Add: Acquisition - Day 1 CECL provision	-	-	-	-	900	-	900
Add: Employee separation	-	-	-	-	-	-	1,300
Add: Loss on bond repositioning	-	-	-	1,130	-	-	-
Less: Tax effect[1]	(116)	-	-	(510)	(468)	(116)	(1,122)
Adjusted net income	**$ 21,888**	**$ 18,622**	**$ 18,223**	**$ 19,571**	**$ 18,623**	**$ 58,733**	**$ 53,239**
Preferred stock dividends	$ 155	$ 155	$ 155	$ 155	$ 155	$ 465	$ 258
Diluted weighted average common shares outstanding	50,048,541	49,784,067	49,967,638	49,788,962	49,480,107	49,966,841	49,184,810
Earnings per common share - diluted (GAAP)	**$ 0.39**	**$ 0.37**	**$ 0.36**	**$ 0.35**	**$ 0.34**	**$ 1.12**	**$ 0.99**
Adjusted earnings per common share - diluted	**$ 0.43**	**$ 0.37**	**$ 0.36**	**$ 0.39**	**$ 0.37**	**$ 1.17**	**$ 1.08**

	Year Ended			
	12/31/2023	12/31/2022	12/31/2021	12/31/2020
	(Dollars in thousands, except per share data)			
Adjusted net income:				
Net income	$ 66,669	$ 61,599	$ 69,413	$ 12,601
Add: Merger costs	4,443	3,890	-	-
Add: Acquisition - Day 1 CECL provision	900	4,400	-	-
Add: Employee separation	1,300	1,063	-	-
Add: Unrealized loss on equity security	-	-	6,200	-
Add: Accelerated employee benefits	-	-	719	-
Add: Goodwill impairment[2]	-	-	-	7,397
Add: Loss on bond repositioning	1,130	-	-	-
Less: BOLI settlement benefits[2]	-	-	(1,841)	-
Less: Tax effect[1]	(1,632)	(2,335)	(1,512)	-
Adjusted net income	**$ 72,810**	**$ 68,617**	**$ 72,979**	**$ 19,998**
Preferred stock dividends	$ 413	$ -	$ -	$ -
Diluted weighted average common shares outstanding	49,340,066	50,002,054	52,030,582	52,548,547
Earnings per common share - diluted (GAAP)	**$ 1.34**	**$ 1.23**	**$ 1.33**	**$ 0.24**
Adjusted earnings per common share - diluted	**$ 1.47**	**$ 1.37**	**$ 1.40**	**$ 0.38**

15

(1) Represents the tax impact of the adjustments at a tax rate of 21.0%, permanent tax expense associated with merger related transactions and permanent tax benefit associated with stock-based grants.
(2) No tax effect.

NON-GAAP RECONCILIATIONS

CROSSFIRST BANKSHARES, INC.

	Three Months Ended					Nine Months Ended	
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
				(Dollars in thousands)			
Adjusted return on average assets:							
Net income (GAAP)	$ 19,649	$ 18,622	$ 18,223	$ 17,651	$ 16,863	$ 56,494	$ 49,018
Adjusted net income	21,888	18,622	18,223	19,571	18,623	58,733	53,239
Average assets	$ 7,639,070	$ 7,494,941	$ 7,344,102	$ 7,231,611	$ 7,114,228	$ 7,493,785	$ 6,920,471
Return on average assets (GAAP)	**1.02 %**	**1.00 %**	**1.00 %**	**0.97 %**	**0.94 %**	**1.01 %**	**0.95 %**
Adjusted return on average assets	**1.14 %**	**1.00 %**	**1.00 %**	**1.07 %**	**1.04 %**	**1.05 %**	**1.03 %**

	Three Months Ended					Nine Months Ended	
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
				(Dollars in thousands)			
Adjusted return on average common equity:							
Net income (GAAP)	$ 19,649	$ 18,622	$ 18,223	$ 17,651	$ 16,863	$ 56,494	$ 49,018
Preferred stock dividends	155	155	155	155	155	465	258
Net income attributable to common stockholders (GAAP)	$ 19,494	$ 18,467	$ 18,068	$ 17,496	$ 16,708	$ 56,029	$ 48,760
Adjusted net income	21,888	18,622	18,223	19,571	18,623	58,733	53,239
Preferred stock dividends	155	155	155	155	155	465	258
Adjusted net income attributable to common stockholders (GAAP)	$ 21,733	$ 18,467	$ 18,068	$ 19,416	$ 18,468	$ 58,268	$ 52,981
Average common equity	$ 735,651	$ 701,483	$ 701,598	$ 647,882	$ 650,494	$ 713,035	$ 636,841
Return on average common equity (GAAP)	**10.54 %**	**10.59 %**	**10.36 %**	**10.71 %**	**10.19 %**	**10.50 %**	**10.24 %**
Adjusted return on average common equity	**11.75 %**	**10.59 %**	**10.36 %**	**11.89 %**	**11.26 %**	**10.92 %**	**11.12 %**

	Three Months Ended			Year Ended			
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	12/31/2022	12/31/2021	12/31/2020
Pre-tax pre-provision profit:				*(Dollars in thousands)*			
Net income before taxes	$ 24,986	$ 23,485	$ 23,023	$ 84,109	$ 77,572	$ 86,969	$ 15,314
Add: Provision for credit losses	3,533	2,383	1,655	14,489	11,501	(4,000)	56,700
Pre-tax pre-provision profit	$ 28,519	$ 25,868	$ 24,678	$ 98,598	$ 89,073	$ 82,969	$ 72,014

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NON-GAAP RECONCILIATIONS

CROSSFIRST BANKSHARES, INC.

	Balance at				
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023
	(Dollars in thousands, except per share data)				
Tangible common stockholders' equity:					
Total stockholders' equity (GAAP)	$ 771,709	$ 727,878	$ 714,971	$ 708,143	$ 643,051
Less: goodwill and other intangible assets	28,620	29,499	30,404	31,335	32,293
Less: preferred stock	7,750	7,750	7,750	7,750	7,750
Tangible common stockholders' equity	**$ 735,339**	**$ 690,629**	**$ 676,817**	**$ 669,058**	**$ 603,008**
Common shares outstanding at end of period	49,298,794	49,250,140	49,400,466	49,335,888	49,295,036
Book value per common share (GAAP)	**$ 15.65**	**$ 14.78**	**$ 14.47**	**$ 14.35**	**$ 13.04**
Tangible book value per common share	**$ 14.92**	**$ 14.02**	**$ 13.70**	**$ 13.56**	**$ 12.23**

	Balance at				
	12/31/2023	12/31/2022	12/31/2021	12/31/2020	12/31/2019
	(Dollars in thousands, except per share data)				
Tangible common stockholders' equity:					
Total stockholders' equity (GAAP)	$ 708,143	$ 608,599	$ 667,573	$ 624,428	$ 601,644
Less: goodwill and other intangible assets	31,335	29,081	130	208	7,694
Less: preferred stock	7,750	-	-	-	-
Tangible common stockholders' equity	**$ 669,058**	**$ 579,518**	**$ 667,443**	**$ 624,220**	**$ 593,950**
Common shares outstanding at end of period	49,335,888	48,448,215	50,450,045	51,679,516	51,969,203
Book value per common share (GAAP)	**$ 14.35**	**$ 12.56**	**$ 13.23**	**$ 12.08**	**$ 11.58**
Tangible book value per common share	**$ 13.56**	**$ 11.96**	**$ 13.23**	**$ 12.08**	**$ 11.43**

	Three Months Ended					Nine Months Ended	
	9/30/2024	6/30/2024	3/31/2024	12/31/2023	9/30/2023	9/30/2024	9/30/2023
	(Dollars in thousands)						
Adjusted efficiency ratio - fully tax equivalent (FTE)[1]							
Non-interest expense (GAAP)	$ 38,609	$ 37,725	$ 37,505	$ 35,049	$ 36,354	$ 113,839	$ 111,858
Less: Merger costs	(2,355)	-	-	(1,300)	(1,328)	(2,355)	(3,143)
Less: Core deposit intangible amortization	(878)	(906)	(931)	(957)	(922)	(2,715)	(2,546)
Less: Employee separation	-	-	-	-	-	-	(1,300)
Adjusted non-interest expense (numerator)	$ 35,376	$ 36,819	$ 36,574	$ 32,792	$ 34,104	$ 108,769	$ 104,869
Net interest income	61,163	57,892	56,594	56,954	55,127	175,649	167,887
Tax equivalent interest income[1]	509	536	536	654	707	1,581	2,254
Non-interest income	5,965	5,701	5,589	4,483	5,981	17,255	16,181
Add: Loss on bond repositioning	-	-	-	1,130	-	-	-
Total tax-equivalent income (denominator)	$ 67,637	$ 64,129	$ 62,719	$ 63,221	$ 61,815	$ 194,485	$ 186,322
Efficiency ratio (GAAP)	**57.52 %**	**59.32 %**	**60.31 %**	**57.05 %**	**59.49 %**	**59.01 %**	**60.77 %**
Adjusted efficiency ratio - fully tax equivalent (FTE)[1]	**52.30 %**	**57.41 %**	**58.31 %**	**51.87 %**	**55.17 %**	**55.93 %**	**56.28 %**

17

(1) Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental rate used is 21.0%.

18 LEGAL DISCLAIMER FORWARD-LOOKING STATEMENTS. The financial results in this presentation reflect preliminary, unaudited results, which are not final until the Company’s quarterly report on Form 10-Q is filed. This presentation contains forward-looking statements regarding, among other things, our business plans; our expectations regarding our proposed transaction with First Busey Corporation (“Busey”); growth opportunities; expense control initiatives; anticipated expenses, cash requirements and sources of liquidity; capital allocation strategies and plans; and future financial performance. These statements are often, but not always, made through the use of words or phrases such as “positioned,” “growth,” “estimate,” “believe,” “plan,” “future,” “opportunity,” “optimistic,” “anticipate,” “target,” “expectations,” “expect,” “will,” “strategy,” “goal, “focused,” “guidance,” “foresee” and similar words or phrases of a future or forward-looking nature. The inclusion of forward-looking information herein should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs, certain assumptions made by management, and financial trends that may affect our financial condition, results of operations, business strategy or financial needs, many of which, by their nature, are inherently uncertain and beyond our control. Our actual results could differ materially from those anticipated in such forward-looking statements. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors, including without limitation, the following: the possibility that the proposed transaction with Busey will not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate CrossFirst’s operations and those of Busey; effects of the announcement, pendency or completion of the proposed transaction on the ability of CrossFirst to retain customers and retain and hire key personnel and maintain relationships with our suppliers, and on our operating results and business generally; uncertain or unfavorable business or economic conditions and any regulatory responses thereto, including uncertainty and volatility in the financial markets; possible slowing or recessionary economic conditions and continuing or increasing inflation; geographic concentration of our markets; changes in market interest rates that affect the pricing of our products and our net interest income; our ability to effectively execute our growth strategy and manage our growth, including entering new lines of business or offering new or enhanced services or products; fluctuations in the fair value of our investments; our ability to successfully manage our credit risk, particularly in our commercial real estate, energy and commercial-based loan portfolios, and the sufficiency of our allowance for credit losses; declines in the values of the real estate and other collateral securing loans in our portfolio; an increase in non-performing assets; borrower and depositor concentration risks; risks associated with originating Small Business Administration loans; our dependence on our management team, including our ability to attract, hire and retain key employees and their client and community relationships; our ability to raise and maintain sufficient liquidity and capital; competition from banks, credit unions, FinTech companies and other financial services providers; the effectiveness of our risk management framework; accounting estimates; our ability to maintain effective internal control over financial reporting; our ability to keep pace with technological changes; system failures, service denials, cyber incidents or other failures, disruptions or security breaches; employee error, employee or client misconduct, fraud committed against the Company or our clients, or incomplete or inaccurate information about clients and counterparties; disruptions to our business caused by our third-party service providers; our ability to maintain our reputation; environmental liability or failure to comply with regulatory requirements affecting foreclosed properties; costs and effects of litigation, investigations or similar matters to which we may be subject; risk exposure from transactions with financial counterparties; severe weather, natural disasters, pandemics or other health crises, acts of war or terrorism, climate change and responses thereto, or other external events; compliance with (and changes in) laws, rules, regulations, interpretations or policies relating to or affecting financial institutions, including stringent capital requirements, higher FDIC insurance premiums and assessments, consumer protection laws and privacy laws and accounting, tax, trade, monetary and fiscal matters, including the policies of the Federal Reserve and as a result of government initiatives; systemic risks across the banking industry associated with the soundness of other financial institutions; volatility in our stock price and other risks associated with our common stock; changes in our dividend or share repurchase policies and practices or other external events. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as a discussion of the risks and uncertainties that may affect our business, can be found in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and in other filings we make with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, and we disclaim any obligation to update any forward-looking statement or to publicly announce the results of any revisions to any of the forward-looking statements included herein, except as required by law. ADDITIONAL INFORMATION AND WHERE TO FIND IT. In connection with the proposed transaction, Busey has filed a registration statement on Form S-4 with the SEC. The registration statement includes a preliminary joint proxy statement of Busey and CrossFirst, which also constitutes a prospectus of Busey. The definitive joint proxy statement/prospectus will be sent to stockholders of Busey and CrossFirst seeking certain approvals related to the proposed transaction. The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SECURITY HOLDERS OF BUSEY AND CROSSFIRST AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS TO BE INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BUSEY, CROSSFIRST AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Busey and CrossFirst, without charge, at the SEC's website (http://www.sec.gov). Copies of documents filed with the SEC by Busey will be made available free of charge in the "SEC Filings" section of Busey's website, https://ir.busey.com. Copies of documents filed with the SEC by CrossFirst will be made available free of charge in the "Investor Relations" section of CrossFirst's website, https://investors.crossfirstbankshares.com.

19 LEGAL DISCLAIMER CONTINUED PARTICIPANTS IN SOLICITATION. Busey, CrossFirst, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC. Information regarding Busey's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 12, 2024, and certain other documents filed by Busey with the SEC. Information regarding CrossFirst's directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 26, 2024, and certain other documents filed by CrossFirst with the SEC. Other information regarding the participants in the solicitation of proxies in respect of the proposed transaction and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed or to be filed with the SEC when they become available. Free copies of these documents, when available, may be obtained as described in the preceding paragraph. MARKET AND INDUSTRY DATA. This presentation references certain market, industry and demographic data, forecasts and other statistical information. We have obtained this data, forecasts and information from various independent, third party industry sources and publications. Nothing in the data, forecasts or information used or derived from third party sources should be construed as advice. Some data and other information are also based on our good faith estimates, which are derived from our review of industry publications and surveys and independent sources. We believe that these sources and estimates are reliable but have not independently verified them. Statements as to our market position are based on market data currently available to us. Although we are not aware of any misstatements regarding the economic, employment, industry and other market data presented herein, these estimates involve inherent risks and uncertainties and are based on assumptions that are subject to change. ABOUT NON-GAAP FINANCIAL MEASURES. In addition to disclosing financial measures determined in accordance with U.S. generally accepted accounting principles (GAAP), we disclose non-GAAP financial measures, including “adjusted net income”, “adjusted diluted earnings per common share”, “tangible common stockholders’ equity”, “tangible book value per common share”, “adjusted return on average assets (ROAA)”, “adjusted return on average common equity (ROCE)”, “adjusted efficiency ratio – fully tax equivalent (FTE),” “pre-tax pre-provision (PTPP) profit” and “adjusted non-interest expense.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or gains that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods. These non-GAAP financial measures should not be considered a substitute for financial information presented in accordance with GAAP and should not be relied on alone as measures of our performance. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance. A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is provided above under “Non-GAAP Reconciliations.”

20 20 Mike Maddox CHIEF EXECUTIVE OFFICER 913.647.9828 mike@crossfirst.com Ben Clouse CHIEF FINANCIAL OFFICER 913.754.9704 ben@crossfirst.com Randy Rapp PRESIDENT, CROSSFIRST BANK 214.545.6063 rrapp@crossfirstbank.com Mike Daley CHIEF ACCOUNTING OFFICER & HEAD OF INVESTOR RELATIONS 913.754.9707 mike.daley@crossfirstbank.com